SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

February 2, 2009

Date of Report
(Date of Earliest Event Reported)

TRUDY CORPORATION
353 Main Avenue
Norwalk, Connecticut 06851

Commission File No. 0-16056
Incorporated in the State of Delaware
Federal Identification No. 06-1007765

Telephone: (203) 846-2274

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

See Exhibit 99.1, a Press Release dated February 4, 2009, a copy of which is attached hereto and incorporated herein by reference. Trudy Corporation (“Registrant”) and PCS Edventures!.com, Inc. (“PCS”), an Idaho corporation, announced a Letter of Intent for the acquisition by PCS of substantially all the assets of Trudy.

Item 8.01 Other Events

The Registrant and PCS jointly announced that the two companies have entered into a Letter of Intent providing for the PCS to acquire substantially all of the assets and assume certain liabilities of Trudy. A copy of the Letter of Intent is attached hereto as Exhibit 99.2. See Item 9.01. Capitalized terms below have the meanings ascribed to them in the Letter of Intent.

Consideration for the asset purchase transaction will be up to $2 million in PCS Common Stock, with the Common Stock being valued at the average per share price over the 10 business day period immediately prior to the Closing, with a minimum valuation of $0.90 per share. The PCS Common Stock will be registered with the Securities and Exchange Commission (the “SEC”) and distributed to Trudy shareholders, pro rata, subject to a holdback of certain shares by PCS to guarantee representations and warranties of Trudy, after the Closing. Liabilities of Trudy to be assumed by PCS include accounts payable, licensing obligations and certain shareholder loans of approximately $1,900,000 at Closing. In addition, at Closing, PCS will secure new financing to pay off Trudy’s current bank credit line of up to $850,000. The assumed shareholder loans are to be paid off in full over two years. Ashley Andersen Zantop, CEO and President of Trudy, and all other key Trudy employees will be retained as employees by PCS, while William W. Burnham, Chairman of Trudy, will join the Board of Directors of PCS. The Closing is subject to various conditions outlined in the Letter of Intent, including PCS’s completion of a satisfactory “due diligence” examination of Trudy, at which time a definitive agreement will be executed.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release
99.2	Letter of Intent

          * Summaries of any exhibit are modified in their entirety by this reference to each exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUDY CORPORATION

Date: February 6, 2009	By	/s/ ASHLEY C. ANDERSEN ZANTOP

Ashley C. Andersen Zantop
Chief Executive Officer